Exhibit  99.1

For Immediate Release
Contact:
Debi Ethridge	Jerry Daly or Carol McCune
Vice President, Finance & Investor Relations	Daly Gray Public Relations (Media)
dethridge@lodgian.com	jerry@dalygray.com
(404) 365-2719	(703) 435-6293
Lodgian Inc. to Explore Strategic Alternatives
     ATLANTA, Ga., January 22, 2006—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, announced today that it has initiated a review of strategic alternatives available to the company to enhance shareholder value. The company has retained Goldman, Sachs & Co. and Genesis Capital, L.L.C., to assist in the review. There can be no assurance that the review will result in any specific strategic or financial transaction. The company does not intend to announce developments with respect to the exploration of strategic alternatives unless and until its board of directors has approved a specific alternative.
     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 69 hotels with 12,540 rooms located in 28 states and Canada. Of the company’s 69-hotel portfolio, 42 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 13 are Marriott brands (Courtyard by Marriott, Fairfield Inn, SpringHill Suites and Residence Inn), and 11 are affiliated with four other nationally recognized hospitality franchisors such as Hilton and Carlson (Radisson and Park Inn). Three hotels are independent, unbranded properties. Three hotels are owned by partnerships, in each of which Lodgian has at least a 50 percent equity interest, and is the operating partner for each. For more information about Lodgian and to see a list of the Company’s assets currently for sale, visit the Company’s Web site: http://www.lodgian.com.